Exhibit 99.1

Hoth Therapeutics Regains Compliance with Nasdaq Listing Requirements

NEW YORK, November 9, 2022 2022 /PRNewswire/ Hoth Therapeutics, Inc. (NASDAQ: HOTH), a patient-focused biopharmaceutical company, today announced that it received written notice from the NASDAQ Stock Market LLC (NASDAQ) on November 9, 2022, informing the Company that it has regained compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) for continued listing on the NASDAQ Capital Market.

On December 30, 2021, NASDAQ notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, NASDAQ has determined that for the last 10 consecutive business days, from October 26 through November 8, 2022, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

About Hoth Therapeutics, Inc.

Hoth Therapeutics is a clinical-stage biopharmaceutical company dedicated to develop innovative, impactful, and ground-breaking treatments with a goal to improve patient quality of life. We are a catalyst in early-stage pharmaceutical research and development, elevating drugs from the bench to pre-clinical and clinical testing. Utilizing a patient-centric approach, we collaborate and partner with a team of scientists, clinicians, and key opinion leaders to seek out and investigate medications that hold immense potential to create breakthroughs and diversify treatment options. To learn more, please visit https://ir.hoththerapeutics.com/.

Investor Contact:

LR Advisors LLC

Email: investorrelations@hoththerapeutics.com

www.hoththerapeutics.com

Phone: (678) 570-6791